Exhibit 10(a)(22)

CLECO CORPORATION
2030 Donahue Ferry Road
Pineville, LA 71360

«Date»

«Name»
«Location»

Re:    Awards - ______ Performance Cycle

Dear «Nickname»:

The Compensation Committee of the Board of Directors of Cleco Corporation, which is appointed to administer the Cleco Corporation 2010 Long-Term Incentive Compensation Plan, or the “LTIP,” has awarded to you shares of the Company's common stock, par value $1.00 per share, or our “Common Stock,” subject to the terms and conditions set forth herein.

1.    Award. The Committee has awarded to you an aggregate of _____ shares of Common Stock, provided that during the ______Performance Cycle (as defined below), the shares shall not be sold, assigned, transferred, pledged, hypothecated or otherwise subject to disposition, your “Restricted Stock.”

2.    Performance Objectives, Vesting, and Delivery. A summary of the Performance Objectives and a payment matrix, each established by the Committee and applicable during the period beginning January 1, ______, and ending December 31, ______, the “______ Performance Cycle,” is attached hereto as Exhibit A. The number of shares of Restricted Stock that vest and are delivered to you will be determined by the Committee at the end of the cycle in accordance with the terms of Exhibit A. Shares of Restricted Stock that are not vested at the end of the ______ Performance Cycle will be forfeited and the affected certificates or book entries canceled by the Company.

As soon as practicable after the end of the ______ Performance Cycle, the Committee will notify you of the number of shares of Restricted Stock, if any, to which you are entitled. Payment will be made by delivery of Common Stock representing your vested shares, which may be made in the form of certificates or book entry securities.

3.    Dividend Equivalent Units. If cash dividends are declared and paid on Common Stock during the ______ Performance Cycle, dividends paid on your Restricted Stock will be credited to a bookkeeping account maintained for your benefit by the Company, referred to as “Dividend Equivalent Units.” Units will be accumulated in your account during the ______ Performance Cycle, without interest. At the end of the cycle, you will forfeit any Dividend Equivalent Units attributable to unvested shares of Restricted Stock, and payment of the remaining units will be made in the form of cash.

«Name»
«Date»

4.    Separation From Service. If you Separate From Service with the Company or its Affiliates before the end of the ______ Performance Cycle, your Restricted Stock and Dividend Equivalent Units will be forfeited as of your Separation Date, except as may be expressly provided in the LTIP with respect to your Retirement, involuntary termination of employment without Cause, death or Disability. If you are entitled to receive all or a part of your Restricted Stock and related Dividend Equivalent Units, delivery will be conditioned upon your timely execution and delivery to the Company of a waiver and release in the form prescribed by the Company. For this purpose, the term “Retirement” means that at the time of your separation you have satisfied the age and service conditions for normal, early or late retirement under our separate tax-qualified pension plan, whether or not you actually participate in the plan.

5.    Change in Control. In the event of consummation of a Change in Control:

a.
Any restrictions, conditions or objectives, whether on transfer or otherwise, imposed with respect to your Restricted Stock will be deemed satisfied at the target level (your “Target Shares”), and any remaining rights to additional shares will then be forfeited and cancelled by the Company.

b.	Your Dividend Equivalent Units will vest at the target level (your “Target Units”), and any remaining rights to the credit of additional equivalencies will be cancelled.

Delivery of your Target Shares and distribution of your Target Units will be made at the end of the ______ Performance Cycle unless you voluntarily Separate From Service with the Company, other than on account of Retirement, during such cycle or your service is involuntarily terminated by the Company on account of Cause. For this purpose, a Separation From Service that you initiate during the Change in Control Period on account of Good Reason shall not be deemed to constitute a voluntary separation; the terms “Change in Control Period” and “Good Reason” shall have the meanings ascribed to them in the Company's Executive Severance Plan.

6.    Recovery Policy. Because the final amount of your award is contingent upon the financial performance of the Company, your award is subject to the Company's recovery policy. In the event the Company is required to restate its financial statements or financial results for any portion of the period included in the ______ Performance Cycle, this policy may require that you forfeit or return to the Company all or some portion of your award, whether or not then vested, including payments made or shares delivered to you. You will receive additional notice from the Committee if your award is subject to adjustment on account of the policy.

7.    Tax Withholding. As a condition of any payment or the delivery of Common Stock hereunder, the Company is entitled to withhold all income and employment taxes required by law to be withheld. The Company will ordinarily satisfy this obligation by “netting” or withholding the number of shares of Common Stock having a Fair Market Value not in excess of the applicable supplemental withholding rate, the maximum marginal tax rate applicable for state income tax purposes, and the applicable employment tax rate.

«Name»
«Date»

8.    No Assignment. Your award is not subject in any manner to sale, transfer, pledge, assignment or other encumbrance or disposition, whether by operation of law or otherwise and whether voluntarily or involuntarily, except by will or the laws of descent and distribution.

9.    Stock Ownership Guidelines. You may be subject to stock ownership guidelines adopted by the Company. If the guidelines apply and you do not own the number of shares of Common Stock required under the guidelines, you can dispose of not more than one-half of the number of shares of Common Stock delivered to you hereunder (determined after any netting for tax withholding) until the share ownership guidelines are satisfied.

10.    Additional Requirements. You acknowledge that Common Stock issued hereunder may bear such legends as the Committee or the Company deems appropriate to comply with applicable Federal or state securities laws or the terms of the LTIP. In connection therewith and prior to the issuance of such shares, you may be required to deliver to the Company such other documents as may be reasonably required to ensure compliance with applicable Federal or state securities laws.

11.    Employment Rights. Nothing contained in this letter or the LTIP shall be deemed to confer upon you any right to continue in the employ of the Company or any Affiliate or interfere, in any manner, with the right of the Company or any of its Affiliates to terminate your employment, whether with or without Cause, in its sole discretion.

12.    Amendment. The Committee or the Board of Directors may amend the terms and conditions set forth herein, except that any such amendment may not materially impair your award without your prior consent.

13.    Shareholder Rights. During the ______ Performance Cycle, you shall be entitled to vote your shares of Restricted Stock; dividends payable with respect to such shares shall be subject to the provisions of paragraph 3 hereof.

In addition to the terms of this letter, your award is subject to terms and conditions set forth in the LTIP. A prospectus is attached; you can obtain a copy of the full plan document by contacting Carla Works at Carla.Works@cleco.com. Capitalized terms used in this letter have the meanings ascribed to them in the LTIP unless otherwise noted. Please indicate your consent to be bound by the foregoing terms and conditions and the delivery of the prospectus by execution below, and return this agreement to Carla at PVGO2 not later than March 1, ______.

Very truly yours,

CLECO CORPORATION

By:
Its:     Senior Vice President
Corporate Services & Internal Audit

«Name»
«Date»

Attachment: Prospectus

ACKNOWLEDGED AND AGREED TO
THIS _____ DAY OF ______________, 2013

__________________________________
«Name»

«Name»
«Date»

EXHIBIT A

CLECO CORPORATION
2010 LONG-TERM INCENTIVE COMPENSATION PLAN

PERFORMANCE OBJECTIVES

The Cleco Corporation 2010 Long-Term Incentive Compensation Plan (the “LTIP”) requires the Compensation Committee of the Board of Directors (the “Committee”) of Cleco Corporation (the “Company”) to establish performance measures for each Performance Cycle.

For the ______ Performance Cycle, the comparative performance measure approved is the relative price appreciation plus dividends paid per share on Common Stock (“Total Shareholder Return” or “TSR”) during the ______ Performance Cycle as compared to the Total Shareholder Return of companies in the peer group listed in Exhibit B (“Peer Group”). The Company's TSR must rank at or above the 30th percentile level in order for any award to be paid. Actual awards are determined by the Committee based on the Company's rank within the peer group, as follows:

Relative Rank	1	2	3	4	5	6	7	8	9	10	11	12	13 - 18
Percentile Rank	100%	94%	88%	82%	76%	71%	65%	59%	53%	47%	41%	35%	< 30th
Payout as % of Target	200%	188%	176%	165%	153%	141%	129%	118%	106%	90%	69%	48%	0%

Restrictions will lapse upon receipt by you of written notice from the Committee that the Company has achieved the Performance Objectives established for the ______ Performance Cycle; notice will be given by the Committee as soon as practicable after the close of the cycle.

«Name»
«Date»

EXHIBIT B

CLECO CORPORATION
______ PEER GROUP FOR TSR COMPARISON

Peer Company Name *	Ticker Symbol

AGL Resources, Inc.	AGL
Allete, Inc.	ALE
Aliant Energy Corporation	LNT
Avista Corporation	AVA
Black Hills Corporation	BKH
Calpine Corporation	CPN
El Paso Electric Company	EE
Energen Corporation	EGN
Great Plains Energy Inc.	GXP
IDACORP Inc.	IDA
Northwestern Corporation	NEW
NV Energy, Inc.	NVE
OGE Energy Corporation	OGE
Pinnacle West Capital Corporation	PNW
PNM Resources, Inc.	PNM
Portland General Electric Company	POR
TECO Energy, Inc.	TE
UNS Energy Corporation	UNS
Vectren Corporation	VVC

* The Compensation Committee reserves the right to adjust the number of peers and/or replace peer companies during the three-year performance cycle to reflect changes (e.g., merger or acquisition) that may make a company no longer comparable to Cleco.